Exhibit 3.1
CARMAX, INC.
BYLAWS

AS AMENDED AND RESTATED

January 28, 2025

TABLE OF CONTENTS

ARTICLE I MEETINGS OF SHAREHOLDERS
1.1	Place and Time of Meetings	1
1.2	Organization and Order of Business	1
1.3	Annual Meeting	2
1.4	Special Meetings	5
1.5	Record Dates	7
1.6	Notice of Meetings	8
1.7	Waiver of Notice; Attendance at Meeting	8
1.8	Quorum and Voting Requirements	9
1.9	Proxies	9
ARTICLE II DIRECTORS
2.1	General Powers	9
2.2	Number and Term	9
2.3	Nomination of Directors	10
2.3A	Inclusion of Shareholder Director Nominations in the Corporation’s Proxy Materials	13
2.4	Elections; Resignations	22
2.5	Removal; Vacancies	23
2.6	Annual and Regular Meetings	24
2.7	Special Meetings	24
2.8	Notice of Meetings	24
2.9	Waiver of Notice; Attendance at Meeting	24
2.10	Quorum; Voting	24
2.11	Remote Participation in Meetings	25
2.12	Action Without Meeting	25
2.13	Compensation	25
2.14	Chair, Lead Independent Director and Vice Chair	25
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ARTICLE III COMMITTEES OF DIRECTORS
3.1	Committees	26
3.2	Authority of Committees	26
3.3	Executive Committee	26
3.4	Audit Committee	26
3.5	Nominating and Governance Committee	26
3.6	Compensation and Personnel Committee	27
3.7	Committee Meetings; Miscellaneous	27
ARTICLE IV OFFICERS
4.1	Officers	27
4.2	Election; Term	27
4.3	Removal of Officers	27
4.4	Duties of the Chief Executive Officer	28
4.5	Duties of the President	28
4.6	Duties of the Vice President	28
4.7	Duties of the Secretary	28
4.8	Duties of the Chief Financial Officer	28
4.9	Duties of the Assistant Secretary	29
4.10	Duties of Other Officers	29
4.11	Voting Securities of Other Corporations	29
4.12	Compensation	29
ARTICLE V EVIDENCE OF SHARES
5.1	Form	29
5.2	Transfer	30
5.3	Restrictions on Transfer	30
5.4	Lost or Destroyed Share Certificates	30
5.5	Registered Shareholders	30
ARTICLE VI EXCLUSIVE FORUM		31
ARTICLE VII MISCELLANEOUS PROVISIONS
7.1	Corporate Seal	31
7.2	Fiscal Year	31
7.3	Amendments	31
ARTICLE VIII EMERGENCY BYLAWS
8.1	Application	31
8.2	Operation	32

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CARMAX, INC.
BYLAWS
ARTICLE I
MEETINGS OF SHAREHOLDERS
1.1    Place and Time of Meetings. Meetings of shareholders shall be held at the principal office of the Corporation or at such place (or by remote communication, if authorized by the Board of Directors), in or out of the Commonwealth of Virginia, and at such time as may be provided in the notice of the meeting and approved by the Board of Directors.
1.2    Organization and Order of Business. The Chair or, in the Chair’s absence, the Chief Executive Officer, shall preside as chair over all meetings of the shareholders. In the absence of the Chair and the Chief Executive Officer, the Lead Independent Director, if any, shall preside. In the absence of the Lead Independent Director the Chair of the Nominating and Governance Committee shall preside. In the absence of the Chair of the Nominating and Governance Committee, the Chair of the Audit Committee shall preside. In the absence of the Chair of the Audit Committee, the Chair of the Compensation and Personnel Committee shall preside. In the absence of all of the foregoing, a majority of the shares entitled to vote at a meeting may appoint any person entitled to vote at the meeting to act as chair.
The Secretary or, in the Secretary’s absence, an Assistant Secretary shall act as secretary at all meetings of the shareholders. In the event that neither the Secretary nor an Assistant Secretary is present, the chair of the meeting may appoint any person to act as secretary of the meeting.
The chair shall have the authority to make such rules and regulations, to establish such procedures and to take such steps as he or she may deem necessary or desirable for the proper conduct of each meeting of the shareholders, including, without limitation, the authority to make the agenda and to establish procedures for (i) dismissing of business not properly presented, (ii) maintaining of order and safety, (iii) placing limitations on the time allotted to questions or comments on the affairs of the Corporation, (iv) placing restrictions on attendance at a meeting by persons or classes of persons who are not shareholders or their proxies, (v) restricting entry to a meeting after the time prescribed for the commencement thereof and (vi) commencing, conducting and closing voting on any matter. The chair shall have the power to recess or adjourn any meeting.
Any business which might properly have been conducted on an original meeting date may come before an adjourned meeting when reconvened.

1.3    Annual Meeting. The annual meeting of shareholders shall be held in the month of June of each year on such day and convening at such time as shall be determined by the Board of Directors. Alternatively, the annual meeting may be held on such other day as may be provided in the notice of the meeting and approved by the Board of Directors.
At each annual meeting of shareholders, only such business shall be conducted as is proper to consider and has been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by a shareholder who is a shareholder of record of a class of shares entitled to vote on the business such shareholder is proposing and who is such a shareholder of record, both at the time of the giving of the shareholder’s notice described in this Section 1.3 and on the record date for such annual meeting, and who complies with the procedures set forth in this Section 1.3; provided that the nomination and the election of directors is exclusively governed by Sections 2.3 and 2.3A.
In order to bring before an annual meeting of shareholders any business which may properly be considered (other than matters properly brought under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), a shareholder who meets the requirements set forth in the preceding paragraph must give the Corporation timely written notice. To be timely, a shareholder’s notice must be given, either by personal delivery to the Secretary at the principal office of the Corporation or by United States certified mail, postage prepaid, addressed to the Secretary at the principal office of the Corporation, and received not later than the close of business on the one hundred twentieth day and not earlier than the close of business on the one hundred fiftieth day prior to the first anniversary of the date that the Corporation mailed its proxy materials for the prior year’s annual meeting; provided, however, that if the date of the annual meeting has changed by more than 30 days from the anniversary of the prior year’s annual meeting, notice must be received a reasonable time before the Corporation mails its proxy materials, which time shall be not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period, or extend any new time period, for the giving of a shareholder’s notice as described above.
Each such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting the following information, correct and complete as of the date of the notice:
(i)    a brief description of the business desired to be brought before the annual meeting, including the complete text of the proposal or business (including the text of any resolutions to be presented at the annual meeting), and the reasons for conducting such business at the annual meeting;
(ii)    as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: (a) the name and address, as they appear on the Corporation’s stock transfer books, of such shareholder proposing such business; (b) the name and address of such beneficial owner, if any; (c) a representation that the shareholder intends to appear in person or by proxy at such meeting to bring the business specified in the notice before the meeting; (d) the class and number of shares of stock of the Corporation beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; (e) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss, manage risks or benefit from changes in the share price of the Corporation’s stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of the Corporation’s stock, and a representation that the shareholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the annual meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (f) a representation whether the shareholder or the beneficial owner, if any, intends to be or is part of a group (the members of which shall also be identified to the Corporation, if applicable) which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from shareholders in support of such proposal; (g) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or beneficial owner has any right to vote any class or series of shares of the Corporation; (h) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation; (i) any performance-related fees (other than an asset-based fee) that such shareholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of the Corporation or the arrangements contemplated by clause (e) above, if any, including without limitation any such interests held by members of the immediate family sharing the same household of such shareholder or beneficial owner; (j) any equity interests or arrangements contemplated by clause (e) above in any principal competitor of the Corporation held by such shareholder or beneficial owner; and (k) any direct or indirect interest of such shareholder or beneficial owner in any contract with the Corporation, any affiliate of the

Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, commercial contract, collective bargaining agreement or consulting agreement);
(iii)    a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the shareholder;
(iv)    any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act; and
(v)    any material interest of the shareholder or the beneficial owner, if any, in such business.
In addition, to be considered timely, the information in the shareholder’s notice shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true, current and correct as of the record date of the applicable meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal office of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or under any other provision of the Bylaws, or enable or be deemed to permit a shareholder who has previously submitted notice hereunder, or under any other provision of the Bylaws, to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the shareholders.
In addition to the other provisions of this Section 1.3, a shareholder shall also comply with all applicable requirements of the Exchange Act and state law with respect to the proposal or other matters set forth in this Section 1.3.

Notwithstanding the foregoing provisions of this Section 1.3, a shareholder seeking to have a proposal included in the Corporation’s proxy statement for an annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act shall comply with the requirements, including but not limited to the notice requirements, of Regulation 14A under the Exchange Act.
Notwithstanding anything in these Bylaws to the contrary, with the exception of nominations properly brought pursuant to Sections 2.3 and 2.3A, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1.3. The chair of an annual meeting shall, if the facts warrant, determine that the business was not brought before the annual meeting in accordance with the procedures prescribed by this Section 1.3 and declare such determination to the meeting. Business not properly brought before the annual meeting shall not be transacted.
1.4    Special Meetings. Special meetings of the shareholders may be called by the Chair, the Chief Executive Officer or the Board of Directors. At such a meeting, only business within the purpose or purposes described in the notice for a special meeting of shareholders may be conducted.
Special meetings of the shareholders shall also be held whenever called by the Secretary, upon the receipt of a written request (a “Special Meeting Request”) of one or more record holders representing ownership of not less than twenty percent (20%), in the aggregate, (the “Requisite Percentage”) of the outstanding shares of capital stock of the Corporation entitled to vote (the “Requisite Holders”) so long as such Special Meeting Request complies with the requirements set forth in this Section 1.4. For purposes of determining the Requisite Percentage, the deemed ownership of any record holder shall exclude any shares as to which such record holder does not have the right to vote or direct the vote at the special meeting. The Board of Directors shall determine whether all requirements set forth in this Section 1.4 have been satisfied and such determination shall be conclusive and binding on the Corporation and its shareholders.
Each such Special Meeting Request must be made in writing, signed and dated by each of the Requisite Holders (or their duly authorized agents) and delivered either by personal delivery to the Secretary at the principal office of the Corporation or by United States certified mail, postage prepaid, addressed to the Secretary at the principal office of the Corporation, and shall set forth: (i) a brief description of the business desired to be brought before the special meeting of the shareholders, including the complete text of any resolutions to be presented at the special meeting of the shareholders with respect to such business (and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment),the reasons for conducting such business at the meeting and any material interest in such business of each Requisite Holder; (ii) the name and address, as they appear on the

Corporation’s stock transfer books, of each Requisite Holder; (iii) the class and number of shares of capital stock of the Corporation that are owned of record by each such Requisite Holder, including a written agreement to update and supplement such information, if necessary; (iv) a representation that one or more of the Requisite Holders intends to appear in person or by proxy at the special meeting of shareholders to transact the business specified; and (v) one or more written statements from the Requisite Holders verifying that, as of a date within seven (7) calendar days prior to the date the Special Meeting Request is delivered to or mailed and received by the Corporation, the Requisite Holders own the Requisite Percentage and that the Requisite Holders agree to provide, within ten (10) days after the record date for the special meeting of shareholders, a written statement verifying the Requisite Holders’ continuous ownership of the Requisite Percentage through the record date for the special meeting of shareholders, together with any additional information reasonably requested to verify each Requisite Holder’s ownership of the Requisite Percentage.
In addition to the requirements set forth above to request that the Secretary call a special meeting of the shareholders, (i) Special Meeting Requests submitted with respect to the nomination of one or more persons for election as director(s) shall include the information as required to be included in a notice of a shareholder’s intent to nominate a person for the election of directors pursuant to Section 2.3A; and (ii) Special Meeting Requests submitted with respect to the submission of other proposals shall include the information as required to be included in a notice of a shareholder’s intent to submit a shareholder proposal at an annual meeting of the shareholders pursuant to Section 1.3. Only matters that are stated in the Special Meeting Request shall be brought before and acted upon during the special meeting of shareholders called according to the Special Meeting Request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting any matters to the shareholders at any special meeting of shareholders called by the shareholders pursuant to this Section 1.4.
Requisite Holders may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary at the principal office of the Corporation; provided, however, that the Board of Directors shall have the sole discretion to determine whether to proceed with the special meeting of shareholders following receipt of such written revocation. Additionally, a Requisite Holder whose signature (or authorized agent’s signature) appears on a Special Meeting Request may revoke such Requisite Holder’s participation in a Special Meeting Request at any time by written revocation delivered to the Secretary in the same manner as the Special Meeting Request and if, following any such revocation, the remaining Requisite Holders participating in the Special Meeting Request do not represent at least the Requisite Percentage, the Special Meeting Request shall be deemed revoked at the sole discretion of the Board of Directors. Likewise, any reduction in percentage stock ownership of the Requisite Holders below the Requisite Percentage following delivery of the Special Meeting Request to the Secretary shall be deemed to be a revocation of the Special Meeting Request at the sole discretion of the Board of Directors. If none of the Requisite Holders appears or sends a representative to present the business or nomination submitted by the shareholders in the Special Meeting Request to be conducted at the special meeting of shareholders, the Corporation need not conduct any such business or nomination for a vote at such special meeting of shareholders.
The Secretary shall not be required to call a special meeting of the shareholders if (i) the Board of Directors calls or has called an annual meeting or special meeting of the shareholders to be held not later than 90 days after a valid Special Meeting Request has been delivered to the Secretary (the “Delivery Date”) and the business to be conducted at such meeting called by the Board of Directors is identical or substantially similar to the business requested in the Special Meeting Request, as determined in good faith by the Board of Directors (it being understood that for the purposes of this clause (i) and the immediately following clause (ii), the election of directors shall be deemed a substantially similar item with respect to all items of business involving the election or removal of directors), or if (ii)(a) the Special Meeting Request has a Delivery Date during the period commencing ninety (90) days prior to the anniversary of the prior year’s annual meeting date and ending on the earlier of (x) the date of the next annual meeting and (y) 30 days after the anniversary of the prior year’s annual meeting; (b) the Special Meeting Request contains an identical or substantially similar item to an item that was presented at any meeting of the Shareholders held within one hundred and twenty (120) days prior to the Delivery Date; (c) the Special Meeting Request does not comply with these Bylaws; (d) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; or (e) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.
If a Special Meeting Request complies with this Section 1.4, the Board of Directors shall determine the record date (in accordance with Section 1.5 herein), place (if any), date (which shall be no longer than 120 days after the Delivery Date) and time of the special meeting of shareholders requested in such Special Meeting Request.
1.5    Record Dates. The Board of Directors shall fix, in advance, a record date or dates to make a determination of shareholders entitled to notice of or to vote at any meeting of shareholders or to receive any dividend or for any purpose, such date or dates to be not more than 70 days before the meeting or action requiring a determination of shareholders.
When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made, such determination shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date or dates, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

1.6    Notice of Meetings. Notice stating the date, time and place (or means of remote communication, if authorized by the Board of Directors) of each meeting of shareholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting (except when a different time is required in these Bylaws or by law) to each shareholder of record entitled to vote at such meeting. Notice may be given in any manner permitted by applicable law, including by electronic transmission.
Notice of a shareholder’s meeting to act on (i) an amendment of the Articles of Incorporation, (ii) a plan of merger, share exchange, domestication or entity conversion (iii) the sale, lease, exchange or other disposition of the Corporation’s assets that would leave the Corporation without a significant continuing business activity or (iv) the dissolution of the Corporation, shall be given, in the manner provided above, not less than 25 nor more than 60 days before the date of the meeting. Any notice of a meeting to act on such a matter shall state that the purpose, or one of the purposes, of the meeting is to consider such an act and shall be accompanied by (x) a copy of the proposed amendment, (y) a copy of the proposed plan of merger, share exchange, domestication or entity conversion or (z) a summary of the agreement pursuant to which the proposed transaction will be effected. If only a summary of the agreement is sent to the shareholders, the Corporation shall also send a copy of the agreement to any shareholder who requests it.
If a meeting is adjourned to a different date, time or place, notice need not be given if the new date, time or place is announced at the meeting before adjournment. However, if a new record date for an adjourned meeting is fixed, notice of the adjourned meeting shall be given to shareholders entitled to vote at such adjourned meeting as of the record date fixed for such adjourned meeting.
1.7    Waiver of Notice; Attendance at Meeting. A shareholder may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time of the meeting that is the subject of such notice. The waiver shall be in writing, be signed by the shareholder entitled to the notice and be delivered to the Secretary for inclusion in the minutes or filing with the corporate records.
A shareholder’s attendance at a meeting (i) waives objection to lack of notice or defective notice of the meeting unless the shareholder, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

1.8    Quorum and Voting Requirements. Unless otherwise required by law, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by law. Directors shall be elected as set forth in Section 2.4 below. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by the chair of the meeting or by a majority of the votes cast by shareholders present in person or by proxy.
1.9    Proxies. A shareholder may vote such shareholder’s shares in person or by proxy. If remote participation is permitted, such participation shall be considered “in person” for purposes of this Article I. A shareholder may appoint a proxy to vote or otherwise act for such shareholder by signing an appointment form or by an electronic transmission, either personally or by such shareholder’s agent or attorney-in-fact. An appointment of a proxy is effective when received by the inspectors of election or the officer or agent of the Corporation authorized to tabulate votes and is valid for eleven (11) months unless a longer period is expressly provided in the appointment form or electronic transmission. An appointment of a proxy is revocable unless the appointment form or electronic transmission conspicuously states that it is irrevocable and the appointment is coupled with an interest.
ARTICLE II
DIRECTORS
2.1    General Powers. The Corporation shall have a Board of Directors. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors, subject to any limitation set forth in the Articles of Incorporation.
2.2    Number and Term. Subject to the range set forth in the Corporation’s Articles of Incorporation, the number of directors shall be fixed from time to time by resolution of the Board of Directors. Except as provided in Section 2.5, directors shall be elected in the manner set forth in the Articles of Incorporation and shall serve until the election of their successors. No decrease in the number of directors shall have the effect of changing the term of any incumbent director. Unless a director resigns or is removed by the shareholders, every director shall hold office for the term elected or until a successor to such director shall have been elected.

2.3    Nomination of Directors. Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors generally that complies with the provisions of these Bylaws and applicable law. However, any such shareholder may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery to the Secretary at the principal office of the Corporation or by United States certified mail, postage prepaid, addressed to the Secretary at the principal office of the Corporation, and received: (i) with respect to an election to be held at an annual meeting of shareholders, not later than the close of business on the one hundred twentieth day and not earlier than the close of business on the one hundred fiftieth day prior to the date that the Corporation mailed its proxy materials for the prior year’s annual meeting; provided, however, that if the date of the annual meeting has changed by more than 30 days from the anniversary of the prior year’s annual meeting, notice must be received a reasonable time before the Corporation mails its proxy materials, which time shall be not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation; and (ii) with respect to a special meeting of shareholders for the election of directors, not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in this Section 2.3, or, as applicable, Section 2.3A. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period, or extend any time period, for the giving of a shareholder’s notice as described above.
Each such shareholder’s notice shall set forth the following information, correct and complete as of the date of the notice: (a) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address, as they appear on the Corporation’s stock transfer books, of such shareholder; (ii) the name and address of such beneficial owner, if any; (iii) a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (iv) the class and number of shares of stock of the Corporation beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss, manage risks or benefit from changes in the share price of the Corporation’s stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the shareholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; and (vi) to the extent not already addressed by the foregoing, the information required by the fourth paragraph of Section 1.3 of these Bylaws; (b) as to each person the shareholder proposes to nominate for election or reelection to the Board of Directors: (i) the name, age, business address and, if known, residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of stock of the Corporation which are beneficially owned by such person; (iv) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected); and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder or beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (c) a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person or persons (including their names) in connection with the nomination by the shareholder; (d) any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; (e) any material interest of the shareholder or the beneficial owner, if any, in such nomination; and (f) a representation as to whether the shareholder, such beneficial owner, if any, or any of their respective affiliates, associates or others acting in concert therewith intends to engage in a solicitation in support of any director nominees (other than the Board of Directors’ nominees) in accordance with Rule 14a-19 promulgated under the Exchange Act (including a statement that any such person intends to solicit the holders of shares representing at least sixty-seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Board of Directors’ nominees), and, if so, confirming the names of the “participants” (as defined in Item 4 of Schedule 14A under the Exchange Act) in the solicitation.

A shareholder providing notice of any nomination proposed to be made at an annual or special meeting of shareholders shall further update and supplement such notice, (i) if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for such annual or special meeting of shareholders, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for such annual or special meeting of shareholders and (ii) to provide evidence that the shareholder providing notice of any nomination has solicited proxies from holders representing at least sixty-seven percent (67%) of the voting power of the shares entitled to vote in the election of directors, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the shareholder files a definitive proxy statement in connection with such annual or special meeting of shareholders.
For a nominee of a shareholder to be eligible for election as a director of the Corporation, there must be delivered for such nominee (in accordance with the time periods described for delivery of notice under Section 2.3 or, as applicable, Section 2.3A of these Bylaws) to the Secretary at the principal office of the Corporation: (1) a completed written questionnaire of such nominee with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided to such nominee by the Secretary upon written request); (2) an executed written representation and agreement of such nominee (in the form provided by the Secretary upon request) that such nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein or (B) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Corporation, with such nominee’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with nomination, service or action as a director that has not been disclosed therein, and (iii) in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time; and (3) a signed irrevocable form of resignation contemplated by Section 2.4 of these Bylaws.

Any proposed nominee shall promptly furnish to the Corporation such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
In addition to the provisions of this Section 2.3, a shareholder shall also comply with all applicable requirements of the Exchange Act and state law with respect to the matters set forth in this Section 2.3. Without limiting the foregoing, (i) no shareholder, beneficial owner, if any, or their respective affiliates, associates or others acting in concert therewith, or any participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in a solicitation by any such person, shall solicit proxies in support of any nominees other than the nominees of the Board of Directors unless such shareholder, beneficial owner, if any, and their respective affiliates, associates and others acting in concert and any other participant in such solicitation have complied with the requirements of Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner, and (ii) if such shareholder, beneficial owner, if any, or their respective affiliates, associates or others acting in concert therewith or any other participant in a solicitation by any such person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such person (it being understood that any notice or filing required by Rule 14a-19 shall be in addition to the notices required by these Bylaws, including pursuant to this Section 2.3) and (B) subsequently fails to comply with any of the requirements of Rule 14a-19 promulgated under the Exchange Act or any other rules and regulations thereunder, then the Corporation shall disregard the nomination and any proxies or votes solicited for such shareholder’s nominees. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

The chair of the meeting of shareholders shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 2.3 (including, without limitation, in compliance with Rule 14a-19 under the Exchange Act) and declare such determination to the meeting. The defective nomination shall be disregarded.
2.3A.    Inclusion of Shareholder Director Nominations in the Corporation’s Proxy Materials.
(A)    Subject to the terms and conditions set forth in these Bylaws, the Corporation shall include in its proxy statement for an annual meeting of shareholders at which the Corporation will be electing directors to the Board of Directors the name, together with the Required Information (defined below), of any person nominated for election (the “Shareholder

Nominee”) to the Board of Directors by one or more shareholders that satisfy the requirements of Section 2.3 and this Section 2.3A, including qualifying as an Eligible Shareholder (as defined in paragraph (E) below), and that expressly elects at the time of providing the written notice required by this Section 2.3A (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.3A. For the purposes of this Section 2.3A:
(1) “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors;

(2) “Constituent Holder” shall mean any shareholder, collective investment fund included within a Qualifying Fund (as defined in paragraph (E) below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in paragraph (E) below) or qualifying as an Eligible Shareholder (as defined in paragraph (E) below);

(3) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

(4) a shareholder (and any Constituent Holders) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the shareholder or any Constituent Holder possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the shareholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such shareholder (or any of its affiliates) or such Constituent Holder (or any of its affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such shareholder (or any of its affiliates) or such Constituent Holder (or any of its affiliates) for any purposes or purchased by such shareholder (or any of its affiliates) or such Constituent Holder (or any of its affiliates) pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder (or any of its affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i)

reducing in any manner, to any extent or at any time in the future, such shareholder’s (or affiliate’s) or such Constituent Holder’s (or affiliate’s) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder (or affiliate) or such Constituent Holder (or affiliate). A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has loaned such shares or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in either case is revocable at any time by the shareholder; provided, that in the case of loaned shares, such shares are recalled no later than the final date when a Proxy Access Notice pursuant to this Section 2.3A may be timely delivered to the Corporation and such shares remain recalled (and otherwise “owned” as defined herein) through the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(B)    For purposes of this Section 2.3A, the “Required Information” that the Corporation will include in its proxy statement is (1) the information concerning the Shareholder Nominee and the Eligible Shareholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Shareholder so elects, a Statement (as defined below). The Corporation shall also include the name of the Shareholder Nominee on its proxy card. For the avoidance of doubt, and any other provision of these Bylaws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee, including any information provided to the Corporation with respect to the foregoing.
(C)    To be timely, a shareholder’s Proxy Access Notice must be delivered to the Secretary at the principal office of the Corporation within the time periods and pursuant to the prescribed methods of delivery applicable to shareholder notices of nominations at an annual meeting pursuant to Section 2.3 of these Bylaws. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period, or extend any new time period, for the giving of a shareholder’s Proxy Access Notice.
(D)    The maximum number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.3A but either are subsequently withdrawn or that the

Board of Directors decides to nominate as Board of Director nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 2.3A (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:
(1)     the number of such director candidates for which the Corporation shall have received one or more shareholder notices nominating director candidates pursuant to Section 2.3 of these Bylaws;
(2)    except as provided in clause (3) below, the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such shareholder or group of shareholders, from the Corporation), other than any such director referred to in this clause (2) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms, but only to the extent the Permitted Number after such reduction with respect to this clause (2) equals or exceeds one; and
(3)    the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously provided (or requested) pursuant to this Section 2.3A, other than any such director referred to in this clause (3) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms;
provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced.
In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.3A exceeds the Permitted Number, each Eligible Shareholder will promptly select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Shareholder disclosed as owned in its Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible

Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(E)    An “Eligible Shareholder” is one or more shareholders of record who own and have owned, or is acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Section 2.3A, and as of the record date for determining shareholders eligible to vote at the annual meeting, at least three percent (3%) of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting, provided that the aggregate number of shareholders, and, if and to the extent that a shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty. Two or more collective investment funds that are part of the same family of funds or sponsored by the same employer (a “Qualifying Fund”) shall be treated as one shareholder for the purpose of determining the aggregate number of shareholders in this paragraph (E), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 2.3A. No shares may be attributed to more than one group constituting an Eligible Shareholder under this Section 2.3A (and, for the avoidance of doubt, no shareholder may be a member of more than one group constituting an Eligible Shareholder). A record holder acting on behalf of a beneficial owner will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (E), for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).
(F)    No later than the final date when a Proxy Access Notice pursuant to this Section 2.3A may be timely delivered to the Corporation, an Eligible Shareholder (including each Constituent Holder) must provide in writing the information contemplated by Section 2.3 of these Bylaws to the Secretary of the Corporation and provide the following information in writing to the Secretary of the Corporation:
(1)    the name and address of, and number of shares of Voting Stock owned by such person;

(2)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three years, the Proxy Access Request Required Shares, and such person’s agreement to provide:
(a)    within ten days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and

(b)    immediate notice if the Eligible Shareholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of shareholders;

(3)    any information relating to such Eligible Shareholder (including any Constituent Holder) and their respective affiliates or associates or others acting in concert therewith, and any information relating to such Eligible Shareholder’s Shareholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Shareholder Nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(4)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Shareholder (including any Constituent Holder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Shareholder’s Shareholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Shareholder (including any Constituent Holder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee were a director or executive officer of such registrant;

(5)    a representation that such person:

(a)    acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(b)     has not nominated and will not nominate for election to the Board of Directors at the applicable annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 2.3A;

(c)    has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors;

(d)    will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(e)    will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 2.3A;

(6)    in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(7)    if the Eligible Shareholder did not submit the name(s) of the Shareholder Nominee(s) to the Nominating and Governance Committee of the Board of Directors for consideration as Board of Director nominee(s), a brief explanation why the Eligible Shareholder elected not to do so; and

(8)    an undertaking that such person agrees to:

(a)    assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation; and

(b)    file with the Securities and Exchange Commission any solicitation by the Eligible Shareholder of shareholders of the Corporation relating to the annual meeting at which the Shareholder Nominee will be nominated.

In addition, no later than the final date when a Proxy Access Notice pursuant to this Section 2.3A may be timely delivered to the Corporation, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds comprising the Qualifying Fund are either part of the same family of funds or sponsored by the same employer.

In order to be considered timely, any information required by this Section 2.3A to be provided to the Corporation must be supplemented (by delivery to the Secretary of the Corporation) (1) no later than ten days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is ten days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder or other person to change or add any proposed Shareholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any defect.

(G)    The Eligible Shareholder may provide to the Secretary of the Corporation, at the time the information required by this Section 2.3A is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Shareholder’s Shareholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.3A, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.
(H)    No later than the final date when a Proxy Access Notice pursuant to this Section 2.3A may be timely delivered to the Corporation, each Shareholder Nominee must provide to the Secretary of the Corporation the completed and signed questionnaire, representation and agreement required by Section 2.3 of these Bylaws and the other information contemplated by Section 2.3 of these Bylaws as to such nominee and must:

(1)    provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a shareholder), that such Shareholder Nominee consents to being named in the Corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement and form of proxy card) as a nominee, consents to serving as a director of the Corporation if elected and consents to the Corporation following such customary processes as it generally deploys in the evaluation of Board of Director nominees;
(2)    agree to complete, sign and submit all other questionnaires and forms required of the Corporation’s directors or director nominees generally promptly upon the request of the Corporation; and

(3)    provide such additional information as necessary to permit the Board of Directors to determine if any of the matters contemplated by paragraph (J) below apply and if such Shareholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines or is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.

In the event that any information or communications provided by the Eligible Shareholder (or any Constituent Holder) or the Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any such defect.

(I)    Any Shareholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 2.3A or any other provision of the Corporation’s Bylaws, Articles of Incorporation or applicable regulation any time before the annual meeting of shareholders, will not be eligible for election at the relevant annual meeting of shareholders.

(J)    The Corporation shall not be required to include, pursuant to this Section 2.3A, a Shareholder Nominee in its proxy materials for any annual meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of a Shareholder Nominee (and may declare any such nomination as ineligible), notwithstanding that proxies in respect of such vote may have been received by the Corporation:
(1)    who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;
(2)    whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation or who (i) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years, (ii) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended or (iii) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(3)    if the Eligible Shareholder (or any Constituent Holder) or applicable Shareholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 2.3A or any agreement, representation or undertaking required by this Section; or
(4)    if the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.
2.4    Elections; Resignations. Except as provided in Section 2.5, each director shall be elected by the vote of a majority of the votes cast at any meeting of shareholders for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. For purposes of this Section 2.4, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. No individual shall be named or elected as a director without such individual’s prior consent.

If an incumbent director is not reelected pursuant to the preceding paragraph in an uncontested election, the director shall promptly offer his or her resignation from the Board of Directors unless the director previously has submitted an irrevocable resignation contingent on the failure to receive the required vote in such election. Any resignation delivered by a director pursuant to this paragraph shall require acceptance by the Board of Directors to make it effective.
Within 90 days following certification of the election results, the Board of Directors will determine whether to accept the offered resignation. In determining whether to accept the offered resignation, the Board of Directors shall consider any recommendation of the Nominating and Governance Committee or any committee responsible for the nomination of directors, the factors considered by that committee and any additional information and factors that the Board of Directors believes to be relevant.
Any director may resign at any time either from the Board of Directors or from any committee of which the director is a member by giving a written resignation to the Board of Directors or its Chair, or to the Corporate Secretary or, in the case of a resignation from a committee, to the chair of the committee. Except as otherwise stated in the resignation or as provided in this Section 2.4, such resignation shall take effect upon receipt of the written resignation by one of the specified recipients and the acceptance of such resignation shall not be necessary to make it effective.
2.5    Removal; Vacancies. The shareholders may remove one or more directors with or without cause. If a director is elected by a voting group, only the shareholders of that voting group may elect to remove the director. Unless the Articles of Incorporation require a greater vote, a director may be removed if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which such director was elected. A director may be removed by the shareholders only at a meeting called for the purpose of removing such director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.
A vacancy on the Board of Directors, including a vacancy resulting from the removal of a director or an increase in the number of directors, may be filled by (i) the shareholders, (ii) the Board of Directors or (iii) the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors and may, in the case of a resignation that will become effective at a specified later date, be filled before the vacancy occurs but the new director may not take office until the vacancy occurs. Any director elected by the Board of Directors shall serve until the next annual meeting of shareholders or until the election of a successor to such director.

2.6    Annual and Regular Meetings. An annual meeting of the Board of Directors, which shall be considered a regular meeting, shall be held as soon as practicable following each annual meeting of shareholders for the purpose of electing officers and carrying on such other business as may properly come before the meeting. The Board of Directors may also adopt a schedule of additional meetings which shall be considered regular meetings. Regular meetings shall be held at such times and at such places, in or out of the Commonwealth of Virginia, as the Chair, the Chief Executive Officer, the Lead Independent Director or the Board of Directors shall designate from time to time. If no place is designated, regular meetings shall be held at the principal office of the Corporation.
2.7    Special Meetings. Special meetings of the Board of Directors may be called by the Chair, the Chief Executive Officer, the Lead Independent Director, the Board of Directors or any two Directors of the Corporation and shall be held at such times and at such places, in or out of the Commonwealth of Virginia, as the person or persons calling the meetings shall designate. If no such place is designated in the notice of a meeting, it shall be held at the principal office of the Corporation.
2.8    Notice of Meetings. No notice need be given of regular meetings of the Board of Directors. Notices of special meetings of the Board of Directors shall be given to each director in person or delivered to his or her residence or business address (or such other place as the director may have directed in writing) or otherwise communicated to him or her not less than twenty-four (24) hours before the meeting by mail, e-mail, messenger, telecopy, telegraph or other means of written communication or by telephoning such notice to the director. Any such notice shall set forth the time and place of the meeting.
2.9    Waiver of Notice; Attendance at Meeting. A director may waive any notice required by law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice and such waiver shall be equivalent to the giving of such notice. Except as provided in the next paragraph of this section, the waiver shall be in writing, signed by the director entitled to the notice and filed with the minutes or corporate records.
A director’s attendance at or participation in a meeting waives any required notice to such director of the meeting unless the director, at the beginning of the meeting or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
2.10    Quorum; Voting. A majority of the number of directors fixed in these Bylaws shall constitute a quorum for the transaction of business at a meeting of the Board of Directors. If a quorum is present when a vote is taken, the affirmative vote of a majority of the directors present is the act of the Board of Directors. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless (i) the director objects, at the beginning of the meeting or promptly upon arrival, to holding it or transacting specified business at the meeting or (ii) the director votes against or abstains from the action taken.
2.11    Remote Participation in Meetings. Any or all directors may participate in any regular or special meeting of the Board of Directors or any committee thereof, or conduct such meeting, through the use of any means of communication, including remote communication, by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.
2.12    Action Without Meeting. Action required or permitted to be taken by the Board of Directors may be taken without a meeting if each director signs a consent describing the action to be taken and delivers it to the Corporation. Action taken under this section shall be effective when the last director signs the consent unless the consent specifies a different effective date, in which event the action taken is effective as of the date specified therein provided the consent states the date of execution by each director.
2.13    Compensation. Directors shall not receive a stated salary for their services, but directors may be paid a fixed sum and expenses for attendance at any regular or special meeting of the Board of Directors or any meeting of any Committee and such other compensation as the Board of Directors shall determine. A director may serve or be employed by the Corporation in any other capacity and receive compensation therefor.
2.14    Chair, Lead Independent Director and Vice Chair. The Chair of the Board, if one is designated by the Board of Directors, shall preside at all meetings of the Board and of shareholders and perform such other duties as the Board shall assign from time to time. The Lead Independent Director of the Board, if one is designated by the Board of Directors, shall, at the request of or in the absence of the Chair of the Board, preside at meetings of the Board and of shareholders and, when requested to do so by the Board, shall perform all of the functions of the Chair of the Board during the absence or incapacity of the latter. The Vice Chair of the Board, if one is designated by the Board of Directors, shall, at the request of or in the absence of the Chair of the Board and the Lead Independent Director, preside at meetings of the Board and, when requested to do so by the Board, shall perform all of the functions of the Chair of the Board during the absence or incapacity of the Chair of the Board and of the Lead Independent Director.

ARTICLE III
COMMITTEES OF DIRECTORS
3.1    Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Unless otherwise provided in these Bylaws, each committee shall have two or more members who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it shall be approved by a majority of all of the directors in office when the action is taken.
3.2    Authority of Committees. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors, except that a committee may not (i) approve or recommend to shareholders action that is required by law to be approved by shareholders, (ii) fill vacancies on the Board of Directors or on any of its committees, (iii) amend the Articles of Incorporation, (iv) adopt, amend, or repeal these Bylaws, (v) approve a plan of merger not requiring shareholder approval, (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors or (vii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee, or a senior executive officer of the Corporation, to do so subject to such limits, if any, as may be prescribed by the Board of Directors or by law.
3.3    Executive Committee. The Board of Directors may appoint an Executive Committee consisting of not less than two directors, which committee shall have all of the authority of the Board of Directors except to the extent such authority is limited by the provisions of Section 3.2.
3.4    Audit Committee. The Board of Directors shall appoint each year an Audit Committee, which shall be composed of at least three members of the Board, all of whom shall satisfy the independence and other requirements of the New York Stock Exchange and the Securities and Exchange Commission as then in effect. Subject to the approval of the Board of Directors, the Audit Committee shall adopt and from time to time assess and revise a written charter which will specify how the Committee will carry out its responsibilities and such other matters as the Board and the Audit Committee determine are necessary or desirable.
3.5    Nominating and Governance Committee. The Board of Directors shall appoint each year a Nominating and Governance Committee, which shall be composed of at least two members of the Board, all of whom shall satisfy the independence and other requirements of the New York Stock Exchange and the Securities and Exchange Commission as then in effect. Subject to the approval of the Board of Directors, the Nominating and Governance Committee shall adopt and from time to time assess and revise a written charter which will specify how the

Committee will carry out its responsibilities and such other matters as the Board and the Nominating and Governance Committee determine are necessary or desirable.
3.6    Compensation and Personnel Committee. The Board of Directors shall appoint each year a Compensation and Personnel Committee, which shall be composed of at least three members of the Board, all of whom shall satisfy the independence and other requirements of the New York Stock Exchange and the Securities and Exchange Commission as then in effect. Subject to the approval of the Board of Directors, the Compensation and Personnel Committee shall adopt and from time to time assess and revise a written charter which will specify how the Committee will carry out its responsibilities and such other matters as the Board and the Compensation and Personnel Committee determine are necessary or desirable.
3.7    Committee Meetings; Miscellaneous. The provisions of these Bylaws which govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to committees of directors and their members as well.
ARTICLE IV
OFFICERS
4.1    Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer, and, in the discretion of the Board of Directors or the Chief Executive Officer, one or more Vice-Presidents and such other officers as may be deemed necessary or advisable to carry on the business of the Corporation. Any two or more offices may be held by the same person.
4.2    Election; Term. Officers shall be elected by the Board of Directors. The Chief Executive Officer may, from time to time, appoint other officers. Officers elected by the Board of Directors shall hold office, unless sooner removed, until the next annual meeting of the Board of Directors or until their successors are elected. Officers appointed by the Chief Executive Officer shall hold office, unless sooner removed, until the next annual meeting of the Board of Directors or until their successors are appointed or elected. The action of the Chief Executive Officer in appointing officers shall be reported to the next regular meeting of the Board of Directors after it is taken. Any officer may resign at any time upon written notice to the Board of Directors or the Chief Executive Officer and such resignation shall be effective when notice is delivered unless the notice specifies a later effective date.
4.3    Removal of Officers. The Board of Directors may remove any officer at any time, with or without cause. The Chief Executive Officer may remove any officer appointed by the Chief Executive Officer at any time, with or without cause. Such action shall be reported to the next regular meeting of the Board of Directors after it is taken.
4.4    Duties of the Chief Executive Officer. The Chief Executive Officer shall be a member of the Board of Directors. The Chief Executive Officer, in the absence of the Chair of the Board, the Lead Independent Director of the Board and the Vice Chair of the Board shall preside at all meetings of the Board of Directors and shareholders; and shall have power to call special meetings of the shareholders and directors for any purpose; may hire, appoint and discharge employees and agents of the Corporation and fix compensation for employees who are not executive officers; may make and sign deeds, mortgages, deeds of trust, notes, leases, powers of attorney, contracts and agreements in the name and on behalf of the Corporation; shall have power to carry into effect all directions of the Board of Directors; and shall have general supervision of the business of the Corporation, except as may be limited by the Board of Directors, the Articles of Incorporation, or these Bylaws.
4.5    Duties of the President. The President shall exercise all of the functions of the Chief Executive Officer during the absence or incapacity of the latter and shall perform such other duties as may be assigned to him/her by the Board of Directors or the Chief Executive Officer.
4.6    Duties of the Vice President. Vice Presidents, in the order designated by the Board of Directors from time to time, shall exercise all of the functions of the President during the absence or incapacity of the latter and shall perform such other duties as may be assigned to them by the Board of Directors or the Chief Executive Officer.
4.7    Duties of the Secretary. The Secretary shall be the ex-officio clerk of the Board of Directors and shall give, or cause to be given, notices of all meetings of shareholders and directors, and all other notices required by law or by these Bylaws. The Secretary shall record the proceedings of the meetings of the shareholders, Board of Directors and committees of the Board of Directors in books kept for that purpose and shall keep the seal of the Corporation and attach it to all documents requiring such impression unless some other officer is designated to do so by the Board of Directors. The Secretary shall also perform such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.
4.8    Duties of the Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept full and accurate books of account, and may make and sign deeds, mortgages, deeds of trust, notes, leases, powers of attorney, contracts and agreements in the name and on behalf of the Corporation. Whenever required by the Board of Directors or the Chief Executive Officer, the Chief Financial Officer shall render a financial statement showing all transactions of the Corporation and the financial condition of the Corporation.

4.9    Duties of the Assistant Secretary. There may be one or more Assistant Secretaries who shall exercise all of the functions of the Secretary during the absence or incapacity of the latter and such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.
4.10    Duties of Other Officers. The other officers of the Corporation, which may include Assistant Vice Presidents, a Treasurer, Assistant Treasurers, a Controller or Assistant Controllers, shall have such authority and perform such duties as shall be prescribed by the Board of Directors or by officers authorized by the Board of Directors to appoint them to their respective offices. To the extent that such duties are not so stated, such officers shall have such authority and perform the duties which generally pertain to their respective offices, subject to the control of the Chief Executive Officer or the Board of Directors.
4.11    Voting Securities of Other Corporations. Unless otherwise provided by the Board of Directors, each of the Chief Executive Officer and the Chief Financial Officer, in the name and on behalf of the Corporation, may appoint from time to time himself or herself or any other person (or persons) proxy, attorney or agent for the Corporation to cast the votes which the Corporation may be entitled to cast as a shareholder, member or otherwise in any other corporation, partnership or other legal entity, domestic or foreign, whose stock, interests or other securities are held by the Corporation, or to consent in writing to any action by such other entity, or to exercise any or all other powers of this Corporation as the holder of the stock, interests or other securities of such other entity. Each of the Chief Executive Officer and the Chief Financial Officer may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Corporation and under its corporate seal such written proxies, consents, waivers, or other instruments as may be deemed necessary or proper. Each of the Chief Executive Officer and the Chief Financial Officer may attend any meeting of the holders of stock, interests or other securities of any such other entity and vote or exercise any or all other powers of this Corporation as the holder of the stock, interest or other securities of such other entity.
4.12    Compensation. The Board of Directors shall have the authority to fix the compensation of all officers of the Corporation.
ARTICLE V
EVIDENCE OF SHARES
5.1    Form. Shares of the Corporation shall, when fully paid, be evidenced by certificates containing such information as is required by law and approved by the Board of Directors. Alternatively, the Board of Directors may authorize the issuance of some or all shares without certificates. In such event, within a reasonable time after issuance, the Corporation shall send to the shareholder a written confirmation of its records with respect to such shares containing the information required by law. When issued, certificates shall be signed by the Chair of the Board, the Chief Executive Officer, the President or a Vice President designated by the Board and the Secretary or an Assistant Secretary and may (but need not) be sealed with the seal of the Corporation. The seal of the Corporation and any or all of the signatures on a share certificate may be facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such individual were such officer, transfer agent or registrar on the date of issue.
5.2    Transfer. The Board of Directors may make rules and regulations concerning the issue, registration and transfer of shares and/or certificates representing the shares of the Corporation. Transfers of shares and/or of the certificates representing such shares shall be made upon the books of the Corporation by surrender of the certificates representing such shares, if any, accompanied by written assignments given by the record owners thereof or their attorneys-in-fact.
5.3    Restrictions on Transfer. A lawful restriction on the transfer or registration of transfer of shares is valid and enforceable against the holder or a transferee of the holder if the restriction complies with the requirements of law and its existence is noted conspicuously on the front or back of any certificate representing the shares or has been otherwise communicated in accordance with the requirements of law. Unless so noted or communicated, a restriction is not enforceable against a person without knowledge of the restriction.
5.4    Lost or Destroyed Share Certificates. The Corporation may issue a new share certificate or a written confirmation of its records with respect to shares in the place of any certificate theretofore issued which is alleged to have been lost or destroyed and may require the owner of such certificate, or such owner’s legal representative, to give the Corporation a bond, with or without surety, or such other agreement, undertaking or security as the Board of Directors shall determine is appropriate, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction or the issuance of any such new certificate.
5.5    Registered Shareholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person. The Corporation shall not be liable for registering any transfer of shares which are registered in the name of a fiduciary unless done with actual knowledge of facts which would cause the Corporation’s action in registering the transfer to amount to bad faith.

ARTICLE VI
EXCLUSIVE FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Alexandria Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of the County of Fairfax, Virginia, shall be the sole and exclusive forum of (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action for breach of duty to the Corporation or the Corporation’s shareholders by any current or former officer or other employee or agent or director or shareholder of the Corporation, (iii) any action asserting a claim arising pursuant to any provision of the Virginia Stock Corporation Act (as it may be amended from time to time) or the Articles of Incorporation or these Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.
ARTICLE VII
MISCELLANEOUS PROVISIONS
7.1    Corporate Seal. The corporate seal of the Corporation shall be circular and shall have inscribed thereon, within and around the circumference, the name of the Corporation. In the center shall be the word “SEAL”.
7.2    Fiscal Year. The fiscal year of the Corporation shall begin on the first day of March of each year and end on the last day of February in the next succeeding year.
7.3    Amendments. The power to alter, amend or repeal these Bylaws or adopt new bylaws shall be vested in the Board of Directors unless otherwise provided in the Articles of Incorporation. Bylaws adopted by the Board of Directors may be repealed or changed or new bylaws adopted by the shareholders, and the shareholders may prescribe that any bylaw adopted by them may not be altered, amended or repealed by the Board of Directors.
ARTICLE VIII
EMERGENCY BYLAWS
8.1    Application. The Emergency Bylaws provided in this Article VIII shall be operative during any emergency, notwithstanding any different provision in these Bylaws or in the Articles of Incorporation or in the Virginia Stock Corporation Act (other than those provisions relating to emergency bylaws). An emergency exists if a quorum of the Board of Directors cannot readily be assembled because of some catastrophic event. To the extent not inconsistent with these Emergency Bylaws, the Bylaws provided in the preceding Articles shall remain in effect during an emergency. Upon the termination of an emergency, the Emergency Bylaws shall cease to be operative unless and until another emergency shall occur.

8.2    Operation. During any such emergency:
(a)    Any meeting of the Board of Directors may be called by any officer of the Corporation or by any director. The notice shall specify the date, time and place of the meeting. To the extent feasible, notice shall be given in accordance with Section 2.8 above, but notice may be given only to the directors as it may be feasible to reach at the time, by such means as may be feasible at the time, including publication or radio, and at a time less than twenty-four hours before the meeting if deemed necessary by the person giving notice. Notice shall be similarly given, to the extent feasible, to the other persons referred to in (b) below.
(b)    At any meeting of the Board of Directors, a quorum shall consist of a majority of the number of directors fixed at the time by these Bylaws; provided, however, that if the directors present at any particular meeting shall be fewer than the number required for such quorum, other persons present as referred to below and not already serving as directors, to the number necessary to make up such quorum, shall be deemed directors for such particular meeting as determined by the following provisions and in the following order of priority:
(i)    The President;
(ii)    The Executive Vice Presidents in the order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age;
(iii)    The Senior Vice Presidents in the order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age;
(iv)    The Vice Presidents at the principal office of the Corporation in the order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age; and
(iv)    Any other persons that are designated on a list that shall have been approved by the Board of Directors before the emergency, such persons to be taken in such order of priority and subject to such conditions as may be provided in the resolution approving the list.
(c)    The Board of Directors, during as well as before any emergency, may provide, and from time to time modify, lines of succession in the event that during an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.

(d)    The Board of Directors, during as well as before any emergency, may, effective in the emergency, change the principal office, or designate several alternative offices, or authorize the officers of the Corporation to do so.
(e)    No officer, director or employee shall be liable for any action taken in good faith in accordance with these Emergency Bylaws.
(f)    These Emergency Bylaws shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, except that no repeal or change shall modify the provisions of Section 8.2(e) above with regard to action or inaction prior to the time of such repeal or change. Any amendment to these Emergency Bylaws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.

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